Exhibit 10.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE.

SECURED PROMISSORY NOTE

$242,331.12	December 27, 2006
Clearwater, Florida

For value received, Digital Lightwave, Inc., a Delaware corporation (the “Company”), promises to pay to Optel Capital, LLC, a Delaware limited liability company (the “Holder”), or its registered assigns, the principal sum of Two Hundred Forty Two Thousand Three Hundred Thirty One Dollars and Twelve Cents ($242,331.12). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 10.0% per annum, compounded annually. The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 360 days. This Note is subject to the following terms and conditions.

1. Maturity.

(a) Principal and any accrued but unpaid interest under this Note shall be due and payable upon demand by the Holder at any time after December 31, 2006.

(b) Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon demand by the Holder at any time on or following the occurrence of any of the following events:

(i) the sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation; other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction;

(ii) the inability of the Company to pay its debts as they become due;

(iii) the dissolution, termination of existence, or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect;

(iv) the execution by the Company of a general assignment for the benefit of creditors;

(v) the commencement of any proceeding against the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ninety (90) days after the date commenced; or

(vi) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and accrued interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

4. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

5. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

6. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, each Holder and each transferee of this Note.

7. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

8. Security Interest. This Note is secured by all of the assets of the Company in accordance with the Twenty Second Amended and Restated Security Agreement by and between the Company and the Holder dated as of September 16, 2004 (the “Security Agreement”). In case of an Event of Default (as defined in the Security Agreement), the Holder shall have the rights set forth in the Security Agreement.

9. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

10. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

11. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

[Remainder of this page intentionally left blank.]

This Note was entered into as of the date set forth above.

COMPANY:

DIGITAL LIGHTWAVE, INC.

By:	/s/ Kenneth T. Myers
Kenneth T. Myers
President and Chief Executive Officer

AGREED TO AND ACCEPTED:

OPTEL CAPITAL, LLC

By:	/s/ Paul Ragaini
Name:	Paul Ragaini
(print)
Title:	Chief Financial Officer